Exhibit 5.1

Osler, Hoskin & Harcourt llp 1055 West Hastings Street Suite 1700, The Guiness Tower Vancouver, British Columbia V6E 2E9 778.785.3000 MAIN 778.785.2745 FACSIMILE

May 7, 2020

Bausch Health Companies Inc.
2150 St. Elzéar Blvd. West
Laval, Québec
H7L 4A8

Dear Sirs/Mesdames:

Re: Adoption of the Bausch Health Companies Inc. Amended and Restated 2014 Omnibus Incentive Plan
We acted as Canadian counsel to Bausch Health Companies Inc. (the “Company”), a corporation organized under the laws of the Province of British Columbia, Canada, in connection with the adoption of the Company’s Amended and Restated 2014 Omnibus Incentive Plan (the “Plan”). We understand that the Company intends to file a Registration Statement on Form S-8 with exhibits thereto (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the registration of an additional 13,500,000 common shares in the capital of the Company (the “Shares”) which may be issued from treasury by the Company pursuant to the Plan. The Shares will be issued by the Company upon (i) the due exercise of options (“Options”) or share appreciation rights (“SARs”) granted and to be granted pursuant to the Plan or (ii) the due vesting of share awards granted and to be granted pursuant to the Plan (the “Share Awards”), in each case in accordance with the terms and conditions of the Plan and the terms and conditions that the board of directors of the Company or the committee designated by the board of directors of the Company to administer the Plan (the “Committee”) may have determined with respect to such Options, SARs or Share Awards.
In connection with the opinions expressed herein, we have reviewed the Registration Statement, considered such questions of law and have examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary. In such examinations, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic or facsimile copies.
As to certain matters of fact, we have relied exclusively upon a certificate of an officer of the Company dated May 7, 2020. With respect to the number of Shares to be issued we have relied on the description being made in the Registration Statement. Our opinions herein pertain solely to matters governed by the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia.
On the basis of the foregoing, we are of the opinion that:

1.
all necessary corporate action has been taken by the Company to authorize the issuance of the Shares upon the due exercise of Options or SARs or the due vesting of Share Awards in accordance with the terms and conditions of the Plan and the terms and conditions that the Committee may have determined with respect to the exercise or vesting, as the case may be, of such Options, SARs or Share Awards, in each case provided that such Options, SARs or Share Awards are duly granted pursuant to and in accordance with the Plan; and

2.
the Shares, when issued upon the due exercise of Options or SARs or the due vesting of Share Awards duly granted pursuant to the Plan and in accordance with the terms and conditions of the Plan and of those Options, SARs or Share Awards, and, in the case of Options, upon receipt of the exercise price for those Options or any applicable payment for those SARs or Share Awards, will be outstanding as validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) promulgated thereunder.
The opinions expressed herein are provided solely for your benefit in connection with the filing of the Registration Statement with the SEC and may not be relied on for any other purpose or by any other person.
Yours very truly,

(signed) Osler, Hoskin & Harcourt LLP
Osler, Hoskin & Harcourt LLP